Exhibit 99.1

PRESS RELEASE

SOUTH COUNTY BANK REPORTS 2003 RESULTS

January 26, 2004 – South County Bank, a wholly owned subsidiary of CalWest Bancorp (OCTBB – CALW) reported financial results for the twelve months ended December 31, 2003. The Bank’s net income decreased by 83.5% to $165,000 compared to net income of $997,000 as of December 31, 2002.  Due to high loan growth of 51.8% from December 31, 2002, the Bank increased its allowance for loan loss by 59.5% from December 31, 2002, by adding $868,000 in loan loss provisions.  As a result of increase in the loan portfolio, the Bank’s interest income increased by 22.2% to $4.87 million for twelve months ended December 31, 2003, from $3.98 million for the same period as of December 31, 2002.  Also, the non-interest income increased by 6.9% to $1.90 million for the twelve months ended December 31, 2003, from $1.77 million for the same period ended December 31, 2002.

South County Bank’s total assets increased 22.2% to $109.7 million as of December 31, 2003 from $89.8 million as of December 31, 2002.  Total deposits increased 22.0% to $98.7 million as of December 31, 2003 compared to $80.9 million as of December 31, 2002.  Total loans not including loans held for sale increased 51.8% to $68.3 million as of December 31, 2003 from $44.9 million as of December 31, 2002.

Total shareholders’ equity increased 28.6% to $10.6 million as of December 31, 2003 from $8.3 million as of December 31, 2002.  In September 2003, CalWest Bancorp closed a Trust Preferred transaction for $3 million and it transferred $2.2 million to South County Bank as tier 1 capital.

Forward Looking Comments:  The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Bank.  There can be no assurance that future developments affecting the Bank will be those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.

SOUTH COUNTY BANK

CONDENSED BALANCE SHEET

(UNAUDITED)

	DECEMBER 31 2003	DECEMBER 31, 2002	% CHANGE
CASH AND DUE FROM	$4,844,000	$11,461,000	-57.73%
FEDERAL FUNDS SOLD	21,160,000	6,335,000	234.02%
INVESTMENTS	11,188,000	13,430,000	-16.69%
LOANS AVAILABLE FOR SALE	3,144,000	11,866,000	-73.50%
LOANS NET OF DISCOUNT	68,283,000	44,992,000	51.77%
LESS: ALLOWANCE FOR LOAN LOSSES	815,000	511,000	59.49%
OTHER ASSETS	1,911,000	2,180,000	-12.34%

TOTAL ASSETS	$109,715,000	$89,753,000	22.24%

NONINTEREST BEARING DEPOSITS	$45,504,000	$24,632,000	84.74%
INTEREST BEARING DEPOSITS	53,161,000	56,229,000	-5.46%
TOTAL DEPOSITS	98,665,000	80,861,000	22.02%
SUBORDINATED DEBT	114,000	114,000	100.00%
OTHER LIABILITIES	308,000	515,000	-40.19%
TOTAL LIABILITIES	$99,087,000	$81,490,000	21.59%

COMMON STOCK	$11,706,000	$9,506,000	23.14%
UNDIVIDED PROFITS	(1,077,000)	(1,242,000)	-13.29%
OTHER COMPREHENSIVE INCOME	(1,000)	(1,000)	0.00%
TOTAL SHAREHOLDERS’ EQUITY	$10,628,000	$8,263,000	28.62%
TOTAL LIABILITIES AND EQUITY	$109,715,000	$89,753,000	22.24%

TIER 1 LEVERAGE RATIO	9.92%	9.84%
TIER 1 RISK BASED CAPITAL RATIO	12.78%	13.16%
TOTAL RISK BASED CAPITAL RATIO	13.87%	14.15%

SOUTH COUNTY BANK

CONDENSED STATEMENT OF EARNINGS

(UNAUDITED)

	FOR THE TWELVE MONTHS ENDED		% INCREASE
	DECEMBER 31 2003	DECEMBER 31 2002
INTEREST INCOME	$4,874,000	$3,988,000	22.2%
INTEREST EXPENSE	1,027,000	1,318,000	-22.1%
NET INTEREST INCOME	3,847,000	2,670,000	44.1%
PROVISION FOR LOAN LOSSES	868,000	163,000	432.5%
NONINTEREST INCOME	1,895,000	1,773,000	6.9%
NONINTEREST EXPENSE	4,709,000	3,622,000	30.0%
PRE TAX INCOME	165,000	658,000	-74.9%
INCOME TAXES	—	(339,000)	-100.0%
NET INCOME	$165,000	$997,000	-83.5%

EARNINGS PER SHARE BASIC	$0.15	$1.22
EARNINGS PER SHARE DILUTED	$0.15	$1.22

YTD WTD AVG SHARES OUTSTANDING	1,083,553	820,158

Contact:

South County Bank, Santa Margarita

Najam Saiduddin, 949/766-3000

Source: South County Bank